Exhibit 3

Exhibit 3

2013 First Quarter Results

2 Forward looking information This presentation contains certain forward-looking statements and information relating to CEMEX, S.A.B. de C.V. and its subsidiaries (collectively, “CEMEX”) that are based on its knowledge of present facts, expectations and projections, circumstances and assumptions about future events. Many factors could cause the actual results, performance or achievements of CEMEX to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in general economic, political, governmental, and business conditions globally and in the countries in which CEMEX operates, CEMEX’s ability to comply with the terms and obligations of the facilities agreement entered into with major creditors and other debt agreements, CEMEX’s ability to achieve anticipated cost savings, changes in interest rates, changes in inflation rates, changes in exchange rates, the cyclical activity of the construction sector generally, changes in cement demand and prices, CEMEX’s ability to benefit from government economic stimulus plans, changes in raw material and energy prices, changes in business strategy, changes in the prevailing regulatory framework, natural disasters and other unforeseen events and various other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or targeted. Forward-looking statements are made as of the date hereof, and CEMEX does not intend, nor is it obligated, to update these forward-looking statements, whether as a result of new information, future events or otherwise. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS Copyright CEMEX, S.A.B. de C.V. and its subsidiaries.

3	January – March First Quarter

l?t?l % l?t?l %

Millions of US dollars 2013 2012 % var 2013 2012 % var var var

Net sales 3,319 3,503 (5%) (5%) 3,319 3,503 (5%) (5%)

Gross profit 909 941 (3%) (3%) 909 941 (3%) (3%)

Operating earnings before

239 240 (0%) 0% 239 240 (0%) 0% other expenses, net

Operating EBITDA 521 567 (8%) (8%) 521 567 (8%) (8%)

Free cash flow after

(483) (287) (68%) (483) (287) (68%) maintenance capex

Adjusting for the favorable effect last year resulting from the change of a pension plan in the Northern Europe region, as well as the fewer working days this quarter, operating EBITDA increased by 9%, while operating EBITDA margin expanded by 1.6pp 1Q13 results highlights

Consolidated volumes lumes and prices

3M13 vs. 3M12 1Q13 vs. 1Q12 1Q13 vs. 4Q12

Volume (l?t?l1 ) (7%) (7%) (9%)

Domestic gray

Price (USD) 2% 2% 1%

cement

Price (l?t?l1 ) 3% 3% 1%

Volume (l?t?l1 ) (5%) (5%) (14%)

Ready mix Price (USD) 2% 2% 3%

Price (l?t?l1 ) 3% 3% 3%

Volume (l?t?l1 ) (0%) (0%) (17%)

Aggregates Price (USD) (0%) (0%) 4%

Price (l?t?l1 ) 0% 0% 4%

4 Cement and ready-mix, adjusted for the fewer days during the quarter, declined by 4% and 2%, respectively, while adjusted aggregates volumes increased by 3% Volumes during the quarter were affected by adverse weather conditions in some of our markets Consolidated prices for our three core products increased sequentially in local-currency and in U.S. dollar terms Consolidated volumes and prices 1 Like-to-like volumes adjusted for investments/divestments and, in the case of prices, foreign-exchange fluctuations

1Q13 achievements Seventh consecutive quarter with year-over-year improvement in operating EBITDA, on a comparable basis Sixth consecutive quarter with year-over-year operating EBITDA margin expansion, on a comparable basis Sequential consolidated price increases in our cement, ready-mix, and aggregates products in both, local-currency and U.S. dollar terms Issuance of 5.875% senior secured notes for US$600 million, maturing in 2019 Tender offer for part of our 2014 Eurobonds 28% alternative fuel substitution rate during the first quarter

5

First Quarter 2013 Regional Highlights

Millions of

2013 2012 % var l?t?l % var 1Q13 1Q12 % var l?t?l % var

US dollars

Net Sales 780 838 (7%) (9%) 780 838 (7%) (9%)

Op. EBITDA 263 297 (11%) (13%) 263 297 (11%) (13%)

as % net sales 33.8% 35.4% (1.6pp) 33.8% 35.4% (1.6pp)

2013 vs. 1Q13 vs. 1Q13 vs.

Volume

2012 1Q12 4Q12

Cement (10%) (10%) (8%)

Ready mix (8%) (8%) (17%)

Aggregates 1% 1% (19%)

2013 vs. 1Q13 vs. 1Q13 vs.

Price (LC)

2012 1Q12 4Q12

Cement (1%) (1%) (1%)

Ready mix 0% 0% (1%)

Aggregates 0% 0% 2%

Mexico 7 Adjusting for fewer working days, quarterly cement and ready-mix volumes declined by 5% and 3%, respectively Delay in infrastructure spending and year- over-year reduction in social program spending; pickup in investment expected during rest of year Residential sector affected by delay in government subsidies and uncertainty surrounding new housing policy Significant growth in the industrial-and- commercial sector, exceeding our expectations

Millions of

2013 2012 % var l % var 1Q13 1Q12 % var % var

US dollars

Net Sales 736 684 8% 8% 736 684 8% 8%

Op. EBITDA 19 (24) N/A N/A 19 (24) N/A N/A

as % net sales 2.6% (3.5%) 6.1pp 2.6% (3.5%) 6.1pp

2013 vs. 1Q13 vs. 1Q13 vs.

Volume

2012 1Q12 4Q12

Cement 2% 2% (6%)

Ready mix 8% 8% 0%

Aggregates 15% 15% 1%

2013 vs. 1Q13 vs. 1Q13 vs.

Price (LC)

2012 1Q12 4Q12

Cement 5% 5% 2%

Ready mix 6% 6% 1%

Aggregates (2%) (2%) 1%

8 Cement volume increased despite unfavorable weather conditions and fewer working days Industrial-and-commercial and residential sectors continued to be the main drivers of demand Fourth consecutive quarter of positive EBITDA generation Quarterly increase in sales and operating EBITDA reflects strong operating leverage Sequential price increases in our three core products United States

Millions of

2013 2012 % var ltl % var 1Q13 1Q12 % var ltl % var

US dollars

Net Sales 756 873 (13%) (12%) 756 873 (13%) (12%)

Op. EBITDA (17) 55 N/A N/A (17) 55 N/A N/A

as % net sales (2.2%) 6.3% (8.5pp) (2.2%) 6.3% (8.5pp)

2013 vs. 1Q13 vs. 1Q13 vs.

Volume

2012 1Q12 4Q12

Cement (15%) (15%) (34%)

Ready mix (14%) (14%) (28%)

Aggregates (10%) (10%) (32%)

1	2013 vs. 1Q13 vs. 1Q13 vs.

Price (LC) 2012 1Q12 4Q12

Cement 1% 1% 6%

Ready mix 1% 1% 7%

Aggregates 2% 2% 11%

9 Significant improvement in sequential prices in local-currency terms for all our main products despite decline in volumes Adjusting for fewer working days, quarterly regional cement, ready-mix and aggregates volumes declined by 11% , 11% and 7%, respectively; in addition volumes were affected by unfavorable weather conditions Adjusting for the effect from the change of a pension plan in the region last year, operating EBITDA was relatively stable versus 1Q12 The residential sector continued to be the main driver of demand in Germany supported by low mortgage rates and unemployment 1 Volume-weighted, local-currency average prices Northern Europe

Millions of

2013 2012 % var ltl % var 1Q13 1Q12 % var ltl % var

US dollars

Net Sales 347 377 (8%) (4%) 347 377 (8%) (4%)

Op. EBITDA 73 97 (25%) (19%) 73 97 (25%) (19%)

as % net sales 21.1% 25.8% (4.7pp) 21.1% 25.8% (4.7pp)

2013 vs. 1Q13 vs. 1Q13 vs.

Volume

2012 1Q12 4Q12

Cement (12%) (12%) (2%)

Ready mix 2% 2% 3%

Aggregates (5%) (5%) (2%)

1	2013 vs. 1Q13 vs. 1Q13 vs.

Price (LC)

2012 1Q12 4Q12

Cement 5% 5% 5%

Ready mix 1% 1% 1%

Aggregates 8% 8% 3%

10 Implementation of value-before-volume strategy resulted in sequential price increase in local-currency terms in our three core products Increase in ready-mix volumes from our operations in Israel, Croatia and the UAE offset the decline in Spain and Egypt In Spain, government austerity measures have affected infrastructure spending, while the residential sector continues with high inventory levels 1 Volume-weighted, local-currency average prices Mediterranean

Millions of

2013 2012 % var ltl % var 1Q13 1Q12 % var ltl % var

US dollars

Net Sales 497 524 (5%) (4%) 497 524 (5%) (4%)

Op. EBITDA 188 178 5% 6% 188 178 5% 6%

as % net sales 37.8% 34.0% 3.8pp 37.8% 34.0% 3.8pp

2013 vs. 1Q13 vs. 1Q13 vs.

Volume

2012 1Q12 4Q12

Cement (9%) (9%) (7%)

Ready mix (9%) (9%) (6%)

Aggregates (8%) (8%) (5%)

1	2013 vs. 1Q13 vs. 1Q13 vs.

Price (LC) 2012 1Q12 4Q12

Cement 5% 5% 1%

Ready mix 7% 7% 6%

Aggregates 5% 5% (3%)

11 1 Volume-weighted, local-currency average prices Significant operating EBITDA growth and operating EBITDA margin expansion, despite lower volumes In Colombia adjusting for fewer working days, quarterly cement volumes declined 10%, reflecting slight loss in market share resulting from our January price increase, delays in the start of some infrastructure projects and lower activity in residential sector In Panama, quarterly cement volumes increased by 8% adjusting for the fewer working days South, Central America and the Caribbean

Millions of

2013 2012 % var ltl % var 1Q13 1Q12 % var ltl % var

US dollars

Net Sales 142 128 11% 7% 142 128 11% 7%

Op. EBITDA 24 12 93% 86% 24 12 93% 86%

as % net sales 16.8% 9.7% 7.1pp 16.8% 9.7% 7.1pp

2013 vs. 1Q13 vs. 1Q13 vs.

Volume

2012 1Q12 4Q12

Cement 1% 1% 5%

Ready mix (10%) (10%) (14%)

Aggregates 57% 57% 16%

1	2013 vs. 1Q13 vs. 1Q13 vs.

Price (LC) 2012 1Q12 4Q12

Cement 10% 10% 1%

Ready mix 3% 3% 3%

Aggregates 10% 10% 8%

12 1 Volume-weighted, local-currency average prices Increase in operating EBITDA driven by strong prices and higher cement volumes despite fewer working days Increase in domestic cement volumes during the quarter reflects positive performance in the Philippines Sequential regional price increases in our three core products in local-currency terms Demand for building materials in the Philippines positively affected by sustained infrastructure spending as well as a favorable performance from the residential and industrial-and-commercial sectors Asia

1Q13 Results

Operating EBITDA, cost of sales and SG&A

	January – March				First Quarter			
Millions of US dollars	2013	2012	% var	l-t-l % var	2013	2012	% var	l-t-l % var
Net sales	3,319	3,503	(5%)	(5%)	3,319	3,503	(5%)	(5%)
Operating EBITDA	521	567	(8%)	(8%)	521	567	(8%)	(8%)
as % net sales	15.7%	16.2%	(0.5pp)		15.7%	16.2%	(0.5pp)	
Cost of sales	2,410	2,561	6%		2,410	2,561	6%	
as % net sales	72.6%	73.1%	0.5pp		72.6%	73.1%	0.5pp	
Operating expenses	669	701	5%		669	701	5%	
as % net sales	20.2%	20.0%	(0.2pp)		20.2%	20.0%	(0.2pp)	

- Our quarterly operating EBITDA, on a like-to-like basis adjusting for the effect of the change in a pension fund and fewer working days, increased by 9 percent
- Operating EBITDA margin expansion of 1.6pp on an adjusted basis driven by higher prices in some regions, continued cost reduction efforts and a favorable operating-leverage effect in the U.S.
- Decline in cost of sales as a percentage of net sales mainly due to lower energy costs as well as a reduction in workforce
- Operating expenses as a percentage of net sales, adjusting for the effect of the change of the pension plan last year, declined by 1.8pp, reflecting savings from our cost reduction initiatives and lower distribution expenses

14

January – March First Quarter

Millions of US dollars 2013 2012 % var 2013 2012 % var

Operating EBITDA 521 567 (8%) 521 567 (8%)

Net Financial Expense 357 334 357 334

Maintenance Capex 48 49 48 49

Change in Working Cap 332 301 332 301

Taxes Paid 276 177 276 177

Other Cash Items (net) (9) (6) (9) (6)

Free Cash Flow after Maint.Capex (483) (287) (68%) (483) (287) (68%)

Strategic Capex 27 14 27 14

Free Cash Flow (510) (302) (69%) (510) (302) (69%)

15 Free cash flow

16 Foreign-exchange loss of US$118 million resulting from the fluctuation of the euro and Mexican peso; this loss is non-cash Gain on financial instruments of US$123 million related mainly to CEMEX shares Other income statement items

First Quarter 2013 Debt Information

18 Issuance of US$600 million of 5.875%, senior secured notes maturing in 2019 Tender offer for part of our 2014 Eurobonds Successfully exchanged 43% of then outstanding bonds Current outstanding bond is slightly below US$300 million Debt-related information

Consolidated debt maturity profile

Total debt excluding perpetual notes1 as of March 31, 2013

US$ 16,528 million

New Facilities Agreement

Millions of

US dollars Other bank / WC debt / Certificados

Bursátiles

6,000 Fixed Income

Convertible Subordinated Notes2

5,000 4,801

4,000

2,882

3,000 2,618 2,691

2,000

1,447 1,545

1,000

391

154

0

2013 2014 2015 2016 2017 2018 2019 ?2020

1	CEMEX has perpetual debentures totaling US$471 million

2Convertible Subordinated Notes include only the debt component of  US$2,081 million. Total notional amount is about US$2,383 million 19

Appendix

First Quarter Fourth Quarter

Millions of US dollars 2013 2012 % Var. 2012

Total debt1 16,528 17,676 (6%) 16,171

Shortterm 3% 2% 1%

Longterm 97% 98% 99%

Perpetual notes 471 490 (4%) 473

Cash and cash equivalents 817 1,008 (19%) 971

Net debt plus perpetual notes 16,182 17,158 (6%) 15,674

Consolidated Funded Debt2 / EBITDA3 5.58 5.44

Interest coverage3 4 2.06 2.10

21 1 Includes convertible notes and capital leases, in accordance with IFRS 2 Consolidated Funded Debt as of March 31, 2013 was US$14,319 million, in accordance with our contractual obligations under the Facilities Agreement 3 EBITDA calculated in accordance with IFRS 4 Interest expense in accordance with our contractual obligations under the Facilities Agreement (CHART) Interest rate Fixed 67% Variable 33% (CHART) Currency denomination U.S. dollar 85% Euro 13% Mexican peso 2% Additional information on debt and perpetual notes

22 1Q13 volume and price summary: Selected countries

Domestic gray cement Ready mix Aggregates

1Q13 vs. 1Q12 1Q13 vs. 1Q12 1Q13 vs. 1Q12

Prices Prices Prices Prices Prices Prices

Volumes Volumes Volumes

(USD) (LC) (USD) (LC) (USD) (LC)

Mexico (10%) 2% (1%) (8%) 2% 0% 1% 3% 0%

U.S. 2% 5% 5% 8% 6% 6% 15% (2%) (2%)

Spain (33%) 1% 2% (32%) (12%) (11%) (49%) (4%) (3%)

UK (1%) (6%) (3%) (3%) (2%) 2% (8%) (4%) (0%)

France N/A N/A N/A (20%) 2% 4% (2%) 0% 2%

Germany (14%) (1%) 0% (15%) 0% 2% (17%) (1%) 1%

Poland (36%) (6%) (5%) (19%) (6%) (5%) (38%) (18%) (17%)

Colombia (15%) 9% 10% 2% 10% 11% (6%) 0% 1%

Panama (1%) (1%) (1%) (16%) 5% 5% (6%) 13% 13%

Costa Rica (8%) 15% 13% (19%) 14% 12% (9%) (9%) (11%)

Egypt (3%) (4%) 8% (11%) (2%) 10% (23%) 7% 20%

Philippines 4% 15% 10% N/A N/A N/A N/A N/A N/A

23 3M13 / 3M12: results for the three months of the years 2013 and 2012, respectively. Cement: When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported cement volumes changed from total domestic cement including clinker to domestic gray cement). LC: Local currency. Like-to-like percentage variation (l-t-l % var): Percentage variations adjusted for investments/divestments and currency fluctuations. Maintenance capital expenditures: investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies. Operating EBITDA: Operating earnings before other expenses, net plus depreciation and operating amortization. pp: percentage points. Strategic capital expenditures: investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs. Definitions

24 Stock Information NYSE (ADS): CXMexican Stock Exchange: CEMEXCPORatio of CEMEXCPO to CX:10 to 1 Investor Relations In the United States +1 877 7CX NYSEIn Mexico +52 81 8888 4292ir@cemex.com Calendar of Events Calendar of Events July 25, 2013 Second quarter 2013 financial results conference call October 24, 2013 Third quarter 2013 financial results conference call Contact information